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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           SPEAKING ROSES
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Contact:
Bob Grove, Public Relations
(801) 651-0920
bob@speakingroses.com


              South Africa's Largest Flower Grower Signs Developers
               Agreement With Speaking Roses International, Inc.

            The agreement is the latest in a string of international
                         area development announcements

SALT LAKE CITY, Utah - April 13, 2006 - Speaking Roses International, Inc. (OTCBB: SRII), the company that invented patented flower embossing technology, today announced the signing of an exclusive area development agreement with Anro Floral Farm of Johannesburg for coordinating the wholesale and retail expansion of Speaking Roses throughout the greater South African region.

Anro Floral Farm's agreement covers the territories of South Africa, Namibia, Botswana, Swaziland, Lesotho, Zimbabwe, and Mozambique.

"Expanding our floral embossing business overseas under our new retail development plan is a major milestone for Speaking Roses," said John Winterholler, chief executive officer of Speaking Roses. "The personalization of gift giving with embossed flowers has near universal appeal and the concept is being received very well throughout the world. We are excited to have Anro Floral Farm as our first African area developer," added Mr. Winterholler.

Speaking Roses is redefining the Language of Flowers by combining the sentiment of a handcrafted message with the emotion of live flowers to create a new medium of communication. Roses can be personalized through colors, quantities and combinations specifically for the occasion and individual. To learn more about the Language of Flowers or to place an order visit www.speakingroses.com or call 1.800.801.9855.

About Speaking Roses

With a unique, patented embossing technology, Speaking Roses is able to print customized messages, pictures and logos directly on the petals without damaging the flower. This cutting edge technology allows customers to create a personalized gift for any occasion including personal gifts, weddings, funerals, and corporate promotions. SRII has registered the patent in over 100 countries worldwide. Full-service floral shops are opening in the United States and internationally through the sale of area development rights, franchising opportunities and licensing arrangements.

This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.


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